                                                                                                               NEW RELEASE

                                                                                                               (OTCQB-AEPP)

Advanced Environmental Petroleum Producers Inc. Negotiates Final Debt Settlement

LAS VEGAS, NV--(Marketwired - Jul 16, 2016) -  Andrew Mynheer, CEO and Chairman of the Board of AEPP (OTCQB: AEPP), announced today that the Company is pleased to report that it has come to terms with the creditors resulting in the Company being debt free.

Currently there is 94,381,633 common shares issued and outstanding and as a result of the settlement reached the final count of the issued and outstanding will be reduced by 470,000 for a total of 93,911,633   of which only 28,311,633 shares are free trading. The remaining shares are issued with restrictions and other lock up arrangements. The settlement agreement includes the cancellation of 4,920,000 common shares that were previously issued. These shares were issued with a prior agreement to be cancelled contingent upon certain performance benchmarks reached by the Company.

Senior Management is also pleased to report that substantive discussions are ongoing with new potential Board Members and Executive Management as the Company prepares to move forward with the newly acquired TEA and exploiting all of the value that these efforts can bring to the Company and its shareholders.

Background

AEPP will become an oil and gas exploration and development company, operating in Peru where it has a number of targets in the highly prospective Block 19 of the southern region of that country. The Company after completing the TEA will hold an exclusive license, which entitles it to explore and develop certain oil and gas properties known as "Block 19," an area of 10,100 square km.

Cautionary Note:
The statements in this press release constitute forward-looking statements within the meaning of federal securities laws. Such statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, such forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Potential risks and uncertainties include, but are not limited to, technical advances in the industry as well as political and economic conditions present within the industry. We do not take any obligation to update any forward-looking statement to reflect events or developments after a forward-looking statement was made.

For more information, please contact:

Loong Yip Juy (Vincent)
President
Tel: 1-604-716-6049
Email Vincent.aepp@gmail.com